Exhibit 99.1

THE ST. JOE COMPANY REPORTS FIRST QUARTER 2025 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.14

Highlights for the first quarter of 2025 as compared to the first quarter of 2024:

●	Quarterly net income attributable to the Company increased by 26% to $17.5 million from $13.9 million.
●	Quarterly revenue increased by 7% to $94.2 million from $87.8 million, the highest first quarter revenue outside of the one-off timberland sale in 2014.
●	Real estate revenue increased by 12% to $38.3 million from $34.2 million. Homesite closings volume increased by 15% to 249 homesites from 216 homesites.
●	Leasing revenue increased by 14% to a quarterly record of $16.3 million from $14.3 million.
●	In the first quarter of 2025, the Company funded $32.7 million in capital expenditures, paid $8.2 million in cash dividends, repurchased $5.7 million of the Company’s common stock and repaid $2.5 million net amount of debt.
●	Cash and cash equivalents balance increased to $94.5 million as of March 31, 2025, as compared to $88.8 million as of December 31, 2024.

Panama City Beach, Florida – (April 23, 2025) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports first quarter 2025 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “Despite macro-economic headwinds in some parts of the country, St. Joe continues to show solid organic growth. Building on a strong finish to 2024, the $94.2 million quarterly revenue was the Company’s highest first quarter revenue outside of the one-off timberland sale in 2014. St. Joe also continues to successfully implement its strategic plan of growing recurring revenue as evidenced by the 14% growth in leasing revenue to a single quarterly record of $16.3 million and continued growth in hospitality revenue to $39.6 million. Hospitality and leasing revenue made up 59% of the total revenue for the quarter. In addition, real estate revenue grew by 12% to $38.3 million and the unconsolidated Latitude Margaritaville Watersound joint venture transacted a quarterly record of 192 homes for the first quarter of 2025.”

Mr. Gonzalez continued, “We continue to invest in ourselves and to execute a measured and multi-faceted capital allocation strategy. In the first quarter of 2025, we funded $32.7 million in capital expenditures, paid $8.2 million in cash dividends, repurchased $5.7 million of the Company’s common stock, and repaid $2.5 million net amount of debt.”

Mr. Gonzalez concluded, “In addition to another strong quarter, there have been several exciting announcements in our business and our region. We continue to leverage our existing assets to build a diverse portfolio of supplemental asset-light businesses to create residual revenue streams from the capital investments we are making in our residential communities, as evidenced by the announcement of Watersound Real Estate, a boutique real estate brokerage specializing in home sales, that we believe will be synergistic with the already existing Watersound Insurance Agency and Watersound Title Agency businesses. We have been reserving space in the best locations for Watersound Real Estate, such as the Watercolor Town Center, and other locations to be announced in the future. We also announced that Florida State University plans to make a $414 million investment to build a new state-of-the-art teaching and research hospital on our medical campus in Panama City Beach. FSU Health is expected to be transformative for the region, both in terms of health care and job creation. Lastly, Northwest Florida Beaches International Airport recently announced the first ever direct flight to New York City, which coupled with the record passenger count in 2024, is evidence of the continued growth of air travel to and from our region. These announcements, as well as the continued successful execution of our business strategy, are all reasons why we believe our future is bright, and we have just started to scratch the surface.”

Consolidated First Quarter 2025 Results

Total consolidated revenue for the first quarter of 2025 increased by 7% to $94.2 million, as compared to $87.8 million for the first quarter of 2024. Real estate revenue increased by 12% to $38.3 million, hospitality revenue increased by 1% to $39.6 million and leasing revenue increased by 14% to a single quarter record of $16.3 million.

Over the past several years, the Company entered into joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended March 31, 2025, these unconsolidated joint ventures had $123.2 million of revenue, as compared to $95.8 million for the same period in 2024. The Company’s economic interests in its unconsolidated joint ventures resulted in $10.2 million in equity in income from unconsolidated joint ventures in the first quarter of 2025, as compared to $7.4 million in the first quarter of 2024. Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which generates substantial financial returns for the Company.

Net income attributable to the Company for the first quarter of 2025 increased by 26% to $17.5 million, or $0.30 per share, as compared to net income of $13.9 million, or $0.24 per share, for the same period in 2024.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended March 31, 2025, increased by 14% to $39.8 million, as compared to $34.9 million for the same period in 2024. Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred. See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

On April 23, 2025, the Board of Directors declared a cash dividend of $0.14 per share on the Company’s common stock, payable on June 26, 2025, to shareholders of record as of the close of business on June 10, 2025.

Real Estate

For the first quarter of 2025, real estate revenue increased by 12% to $38.3 million, as compared to $34.2 million for the first quarter of 2024. The homesite sales volume increased by 15% to 249 homesites for the first quarter of 2025, as compared to 216 homesites for the first quarter of 2024. In addition, the unconsolidated Latitude Margaritaville Watersound joint venture transacted 192 homes for the first quarter of 2025, as compared to 177 homes for the first quarter of 2024.

As of March 31, 2025, the Company had 952 residential homesites under contract, which are expected to result in revenue of approximately $94.4 million, plus residuals, over the next several years, as compared to 1,335 residential homesites under contract for $119.8 million, plus residuals, as of March 31, 2024. The change in homesites under contract is due to homesite transactions since the end of the prior period and the number of homesites remaining in current phases of residential communities. The Company’s residential homesite pipeline has over 21,300 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 89 net sale contracts executed in the first quarter of 2025. Since the start of sales in 2021, there have been 2,119 home contracts. For the first quarter of 2025, there were 192 completed home sales, bringing the community to 1,855 occupied homes. There are 264 homes under contract as of March 31, 2025, with an average sales price of approximately $598,000, which are expected to result in sales value of approximately $158.0 million at completion.

Hospitality

Hospitality revenue increased by 1% to $39.6 million in the first quarter of 2025, as compared to $39.3 million in the first quarter of 2024. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program although the first quarter of 2025 was impacted due to timing of holidays and school breaks, as compared the first quarter to 2024.

As of March 31, 2025, the Company had 3,498 club members, as compared to 3,433 club members as of March 31, 2024, an increase of 65 net new members. As of March 31, 2025, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms, as compared to 11 hotels with 1,177 rooms as of March 31, 2024.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 14% to a single quarter Company record of $16.3 million in the first quarter of 2025, as compared to the same period in 2024. As of March 31, 2025, the Company (individually by the Company or through consolidated and unconsolidated joint ventures) had 1,383 leasable multi-family and senior living units.

Rentable space as of March 31, 2025, consisted of approximately 1,180,000 square feet, of which approximately 1,114,000, or 94%, was leased, as compared to approximately 1,082,000 square feet as of March 31, 2024, of which approximately 1,046,000, or 97%, was leased. As of March 31, 2025, the Company had an additional 31,500 square feet of leasable space under construction. The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended March 31, 2025, decreased by $0.5 million to $6.6 million, as compared to $7.1 million for the same period in 2024. Corporate and other operating expenses were approximately 7% of revenue for the three months ended March 31, 2025, as compared to approximately 8% of revenue for the three months ended March 31, 2024.

Investments, Liquidity and Debt

In the first quarter of 2025, the Company funded $32.7 million in capital expenditures. In addition, the Company paid $8.2 million in cash dividends, repurchased $5.7 million of the Company’s common stock, and repaid $2.5 million net amount of debt. As of March 31, 2025, the Company had $94.5 million in cash and cash equivalents, as compared to $88.8 million as of December 31, 2024. As of March 31, 2025, the Company had $255.4 million invested in development property, which, when complete, will be added to operating property or sold.

As of March 31, 2025, the weighted average effective interest rate of outstanding debt decreased to 4.8% from 5.3% as of March 31, 2024, with an average remaining life that increased to 18.8 years from 17.0 years as of March 31, 2024. As of March 31, 2025, 74% of the Company’s outstanding debt had a fixed or swapped interest rate. The remaining 26% of debt has interest rates that vary with SOFR. Company debt as of March 31, 2025, was approximately 28% of the Company’s total assets.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2025 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the first quarter 2025 and 2024, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2025	2024
Revenue
Real estate revenue	$38.3	$34.2
Hospitality revenue	39.6	39.3
Leasing revenue	16.3	14.3
Total revenue	94.2	87.8
Expenses
Cost of real estate revenue	18.8	16.0
Cost of hospitality revenue	32.4	30.3
Cost of leasing revenue	7.4	7.2
Corporate and other operating expenses	6.6	7.1
Depreciation, depletion and amortization	12.1	11.2
Total expenses	77.3	71.8
Operating income	16.9	16.0
Investment income, net	3.4	3.4
Interest expense	(7.8)	(8.5)
Equity in income from unconsolidated joint ventures	10.2	7.4
Other expense, net	(0.2)	(0.5)
Income before income taxes	22.5	17.8
Income tax expense	(5.8)	(4.7)
Net income	16.7	13.1
Net loss attributable to non-controlling interest	0.8	0.8
Net income attributable to the Company	$17.5	$13.9
Basic net income per share attributable to the Company	$0.30	$0.24
Basic weighted average shares outstanding	58,244,040	58,320,489

Summary Balance Sheet (Unaudited)

($ in millions)

	March 31, 2025	December 31, 2024
Assets
Investment in real estate, net	$1,047.0	$1,040.4
Investment in unconsolidated joint ventures	71.9	66.5
Cash and cash equivalents	94.5	88.8
Other assets	74.7	80.3
Property and equipment, net	56.2	59.1
Investments held by special purpose entities	203.1	203.5
Total assets	$1,547.4	$1,538.6

Liabilities and Equity
Debt, net	$434.8	$437.8
Accounts payable and other liabilities	62.0	53.9
Deferred revenue	60.9	59.3
Deferred tax liabilities, net	72.0	72.4
Senior Notes held by special purpose entity	178.6	178.5
Total liabilities	808.3	801.9
Total equity	739.1	736.7
Total liabilities and equity	$1,547.4	$1,538.6

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended March 31,
	2025	2024
Employee costs	$2.8	$3.7
Property taxes and insurance	1.6	1.5
Professional fees	1.4	1.0
Marketing and owner association costs	0.3	0.2
Occupancy, repairs and maintenance	0.1	0.2
Other miscellaneous	0.4	0.5
Total corporate and other operating expenses	$6.6	$7.1

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP. EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended March 31,
	2025	2024
Net income attributable to the Company	$17.5	$13.9
Plus: Interest expense	7.8	8.5
Less: Investment income, net	(3.4)	(3.4)
Plus: Income tax expense	5.8	4.7
Plus: Depreciation, depletion and amortization	12.1	11.2
EBITDA	$39.8	$34.9

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; diversifying our business; plans to maintain an efficient cost structure; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments and new projects in 2025 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; financial institution disruptions; supply chain disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels, including the new hotels we have opened since the beginning of 2023; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; our ability to repurchase stock under our stock repurchase program; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com.

© 2025, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com